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                                                                    Exhibit 99.1

                              [LANNETT LETTERHEAD]


                                         Contact:   Robert Jaffe/Wade Huckabee
                                                    PondelWilkinson Inc.
                                                    (310) 279-5980

       LANNETT COMPANY NAMES ARTHUR P. BEDROSIAN CHIEF EXECUTIVE OFFICER

PHILADELPHIA, PA -- JANUARY 3, 2006 -- Lannett Company, Inc. (AMEX:LCI), a manufacturer of generic pharmaceuticals, today announced that Arthur P. Bedrosian, currently the company's president, has also been appointed chief executive officer and director, succeeding William Farber, who remains chairman.

Bedrosian, 60, has more than 37 years of experience in the generic pharmaceutical industry. He has been with Lannett since 2000, when he joined as a director. In 2002, Bedrosian left the board to become vice president -- business development. Later that same year he was appointed president, a position he will retain.

"I was confident of my decision to ask Arthur to join the board in 2000, and since then, he has diligently worked to grow the company," said William Farber. "Arthur is a highly qualified executive who has the depth of experience necessary for Lannett to continue to prosper. Lannett engaged a well-respected search firm to help us with this decision. Their efforts produced a number of qualified candidates, and after a thorough review the board concluded that we already had the right candidate in our midst. We believe the outlook for the generic drug industry is excellent and that Arthur has the vision needed to capitalize on the myriad of opportunities for Lannett."

Prior to joining Lannett, Bedrosian headed several drug manufacturing companies, including Trinity Laboratories, Inc., Pharmeral Inc. and Pharmaceutical Ventures, Ltd. Bedrosian has also served as executive vice president of Liquipharm, Inc. and vice president of Sales and Subsidiary Operations at Zenith Laboratories. He began his industry career in 1968.

ABOUT LANNETT COMPANY:
Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications. For more information, visit Lannett Company's website at www.lannett.com.

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